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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):

December 2, 2002

TREK RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-32491	75-2416059
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

4925 Greenville Avenue
Suite 955
Dallas, Texas	75206
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (214) 373-0318

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Item 5. Other Events

         On December 2, 2002, Trek Resources, Inc. ("Trek" or the "Company") entered into a stock purchase agreement with Michael E. Montgomery, Trek's Chairman of the Board, Chief Executive Officer, President and Chief Financial Officer ("Montgomery"), and Faye C. Briggs, Montgomery's mother ("Briggs"), whereby Montgomery and Briggs simultaneously purchased 100,000 shares of Trek's Series A Convertible Preferred Stock, par value $.01 per share ("Series A Preferred Stock"), for an aggregate purchase price of $1,000,000, or $10.00 per share.

         The shares of Series A Preferred Stock purchased are convertible into shares of the Company's common stock at the option of the holder. The number of shares of the Company's common stock that are issuable upon conversion of a share of Series A Preferred Stock is equal to the stated value of a share of Series A Preferred Stock ($10.00) divided by the applicable conversion price. The initial conversion price is $.07 per share. The conversion price may be proportionally adjusted to reflect the effects of stock splits, stock dividends and similar types of transactions. Holders of Series A Preferred Stock are entitled to a preferential liquidation payment of $10.00 per share before the Company may make payments to holders of its common stock in the event of a liquidation. Additionally, holders of Series A Preferred Stock will vote along with holders of the Company's common stock for the election of directors and all other matters submitted for stockholder approval. The number of votes that may be cast by a holder of Series A Preferred Stock at any stockholders' meeting will be based on the number of shares of common stock into which their Series A Preferred Stock may be converted upon the record date for the meeting.

         Dividends will accrue on shares of Series A Preferred Stock at a rate of 7% per annum of their $10.00 stated value and are payable semi-annually. The Company may pay dividends declared on shares of Series A Preferred Stock in either cash or additional shares of the Company's common stock.

         Trek will apply the proceeds received from this sale of Series A Preferred Stock to reduce the principal amount of debt outstanding under its senior credit facility with Compass Bank. The sale of Series A Preferred Stock to Montgomery and Briggs was conducted in accordance with the exemption from registration provided in Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"), and Rule 504 promulgated by the Securities and Exchange Commission (the "SEC") pursuant to such provision of the Securities Act, as the sale only involved two offerees, did not involve a general solicitation or public offering, and involved an aggregate offering price of $1,000,000 or less.

         The rights, preferences, privileges and restrictions pertaining to shares of Series A Preferred Stock are set forth in a Certificate of Designation that was filed by the Company with the Delaware Secretary of State on December 2, 2002. The Certificate of Designation is also attached as an exhibit to this current report.

         In connection with the sale of the shares of Series A Preferred Stock, Trek granted Montgomery and Briggs certain rights with respect to the registration of shares of the Company's common stock that may be issued to Montgomery and Briggs upon conversion of, or as dividends paid upon, shares of Series A Preferred Stock held by them. Subject to certain conditions and limitations and if requested by Montgomery or Briggs, Trek will include the registration of the resale of such shares of common stock in any registration statement that the Company files with the SEC for the sale of its equity securities in the future.

Item 7. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description

4.1	Certificate of Designation for Series A Convertible Preferred Stock.

4.2	Registration Rights Agreement, dated as of December 2, 2002, by and among Trek Resources, Inc., Michael E. Montgomery and Faye C. Briggs.

10.1	Stock Purchase Agreement, dated as of December 2, 2002, by and among Trek Resources, Inc., Michael E. Montgomery and Faye C. Briggs.

99.1	Press Release, dated December 3, 2002, issued by Trek Resources, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TREK RESOURCES, INC.

December 3, 2002	By: /s/ Michael E. Montgomery
	Name: Title:	Michael E. Montgomery President, Chief Executive Officer Chief Financial Officer and Chairman of the Board

EXHIBIT INDEX
Exhibit No.	Description

4.1	Certificate of Designation for Series A Convertible Preferred Stock.

4.2	Registration Rights Agreement, dated as of December 2, 2002, by and among Trek Resources, Inc., Michael E. Montgomery and Faye C. Briggs.

10.1	Stock Purchase Agreement, dated as of December 2, 2002, by and among Trek Resources, Inc., Michael E. Montgomery and Faye C. Briggs.

99.1	Press Release, dated December 3, 2002, issued by Trek Resources, Inc.